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Exhibit 4.19

SR TELECOM INC.
RESTATED 1998 KEY EMPLOYEE STOCK OPTION PLAN

        Amendments to the Restated 1998 Key Employee Stock Option Plan (in effect as of the 19th day of April 2001) have been approved by the Board of Directors of the Corporation as of February 12th, 2003, subject to approval of the Shareholders and the Toronto Stock Exchange. These amendments have been integrated with the remnant of the Plan to form the Restated 1998 Key Employee Stock Option Plan, the text of which is as follows:

1.     Establishment of the Plan

  The purpose of the Restated 1998 Key Employee Stock Option Plan (the "Plan") is to provide compensation in part to the key employees and directors of SR Telecom Inc. ("SRT") and its subsidiaries through the granting of options to acquire common shares of SRT. The Board of Directors of SRT (the "Board") may grant options to purchase on a periodic basis common shares hereunder. A total of four million, five hundred thousand (4,500,000) common shares of SRT have been set aside and reserved for issuance under the Plan. Shares reserved under lapsed or expired options will be available for future grants. The Board shall have full and complete authority to interpret the Plan and to establish the rules and regulations applying to it and to make all other determinations it deems necessary or useful for the administration of the Plan, provided that such interpretations, rules, regulations and determinations shall be consistent with the rules of all stock exchanges on which the shares of SRT are then listed and with relevant securities legislation. Subject to regulatory approval, the Board may, at any time, amend, suspend or terminate the Plan in whole or in part.

2.     Granting of Options

  Options are to be granted by the Board on a periodic basis to key employees and directors of SRT and its subsidiaries, at the discretion of the Board. No more than four million, five hundred thousand (4,500,000) common shares may be issued under the Plan provided, however, the number of shares reserved for issuance to any one person pursuant to options granted may not exceed five (5%) per cent of the outstanding issue and no share shall be reserved for issue pursuant to any option granted to a Director of the Corporation if the effect of such reservation would increase the number of shares reserved pursuant to all grants of options to Directors in the aggregate, including any shares reserved for issue and issued pursuant to any option previously granted and exercised (but expressly excluding shares reserved under any grant of option, made before or after the establishment of the Plan, to a Director who, at the time of such grant, was a member of the management or professional staff of the Corporation or a subsidiary thereof, and received the grant on that basis) to a number in excess of 0.25% of the total number of shares then issued and outstanding. provided, however, the number of shares reserved for issuance to any one person pursuant to options granted may not exceed five (5%) per cent of the outstanding issue and no share shall be reserved for issue pursuant to any option granted to a Director of the Corporation if the effect of such reservation would increase the number of shares reserved pursuant to all grants of options to Directors in the aggregate, including any shares reserved for issue and issued pursuant to any option previously granted and exercised (but expressly excluding shares reserved under any grant of option, made on or after the establishment of the Plan, to a Director who, at the time of such grant, was a member of the management or professional staff of the Corporation or a subsidiary thereof, and received the grant on that basis) to a number in excess of 0.25% of the total number of shares then issued and outstanding.

3.     Purchase Price

  The purchase price of the common shares in respect of which options are granted shall be determined by the Board, in its discretion, at the time that each option is granted, but shall not be lower than the weighted average trading price of the common shares on the Toronto Stock Exchange for the five trading days immediately next preceding the date of grant of the option.

4.     Exercise Schedule

  Options granted pursuant to the Plan may be exercised for a period of up to ten years from the date of the grant The holder of an option may exercise his or her option, in whole or in part, in respect of 20% of the common shares under option during the second year following the grant thereof, in respect of 20% of the common shares under option during the third year following the grant thereof, in respect of 20% of the common shares under the option during the fourth year following the grant thereof, in respect of 20% of the common shares under option during the fifth year following the grant thereof and the balance of the common shares under the option during the sixth year following the grant thereof. In the event that an option is not exercised prior to expiry during the period when it may initially be exercised, it may nonetheless be exercised during a subsequent period.

  Notwithstanding the provision of the above paragraph

    a.
    options granted to a director pursuant to the Plan shall be vested one year after the grant thereof and a director may exercise his or her option, in whole or in part, from the start of the second year following the grant thereof; and

    b.
    the Board may elect to change the exercise schedule provided above if the circumstances so justify, including, without limitation, to create an additional retention incentive for key employees and directors but in no event should that result in the granting of an option exercisable for a period of more than ten years from the date of the grant.

5.     Method of Exercise

  The options may be exercised, in whole or in part, upon the holder thereof giving a notice to SRT, marked to the attention of the President, with a copy to the Secretary. The notice must specify the number of common shares with respect to which the option is exercised and be accompanied by full payment of the purchase price of the common shares to be purchased. The Secretary shall advise all stock exchanges on which the shares of SRT are listed with respect to the issuance of such common shares.

6.     Lapse of Options

  Except as provided herein, any option granted pursuant to the Plan and vested at the time of termination of employment for any reason other than death, retirement or disability shall lapse on a date which is the earlier of the date on which such option would otherwise expire or thirty (30) days after the date on which the holder thereof ceases to be a key employee of SRT or of one of its subsidiaries or such other date as determined by the Board which date shall not be less than thirty (30) days and not more than one hundred and eighty (180) days after the date on which the holder thereof ceases to be a key employee of SRT or of one of its subsidiaries. In the event of death, retirement or disability of the option holder, any option held and vested at the time of the death, retirement or disability, as the case may be, shall lapse on a date which is the earlier of the date on which such option would otherwise expire or twelve (12) months after the date of such death, retirement or disability. Any option granted pursuant to the Plan but not vested at the time of the termination of employment for any reason shall be cancelled. Notwithstanding the above provisions the Board may elect to extend the expiry date on termination to a date not later than the original expiry date, if the circumstances so justify.

7.     Stock Exchange Listing

  SRT shall do all the things necessary in order to effect the listing of the common shares issued upon the exercise of options granted pursuant to the Plan on all stock exchanges upon which the common shares of SRT are then listed. The Plan and the granting of options pursuant thereto shall be subject to the approval of the appropriate regulatory authorities.

8.     Option Agreements

  Upon the granting of options pursuant to the Plan, SRT shall enter into an option agreement with the holder thereof. The option agreement shall set forth the basic conditions of the Plan and shall specify in particular the number of common shares under option and the purchase price thereof. Except as provided herein, the option agreement cannot be modified without the consent of the option holder.

9.     Non-Transferability

  Options granted pursuant to the Plan may not be transferred, assigned or pledged by the holder thereof.

10.   Loans

  SRT may in its discretion extend loans to Optionees to purchase shares under option, subject to the provisions of the Canada Business Corporations Act, on such terms as the Board may from time to time determine provided that the time for repayment shall not in any event exceed seven (7) years and shall accelerate and be repayable in the event of termination of employment within six months of the termination date. The shares acquired with such financing shall be held as security for the loan. The Optionee will be responsible for repayment of the loan in full, notwithstanding any shortfall in the realized value of the security.

11.   Modifications

  In the event of the subdivision, consolidation, reclassification or other change to the common shares of SRT, the Plan and the options granted pursuant thereto, whether granted prior to or after such modification, shall be deemed to be changed thereby and to apply to the shares resulting from such subdivision, consolidation, reclassification, or other change mutatis mutandis, and appropriate adjustments will be made to the purchase price of the common shares under option. Subject to regulatory approval, such adjustment will be definitive and mandatory for the purposes of the Plan.

12.   Final Provisions

  SRT's obligation to issue options granted or common shares under the terms of the Plan Is subject to applicable laws and regulations in respect of the Issuance or distribution of securities and to the rules of any stock exchange on which the common shares of SRT are then listed. Each option holder shall agree to comply with such laws, regulations and rules and to provide to SRT any information or undertaking required to comply with such laws, regulations and rules.

  The participation in the Plan of a key employee or director of SRT or any of its subsidiaries shall be entirely optional and shall not be interpreted as conferring upon a senior executive or a key employee of SRT or any of its subsidiaries any right or privilege whatsoever except for the rights and privileges set out expressly in the Plan. Neither the Plan nor any act that is done under the terms of the Plan shall be interpreted as restricting the right of SRT or any of its subsidiaries to terminate the employment of a key employee at any time. Any notice or dismissal given to a key employee at the time his or her employment is terminated, or any payment in the place and stead of such notice, or any combination of the two, shall not have the effect of extending the duration of the employment for purposes of the Plan.

  The Plan does not provide for any guarantee in respect of any loss or profit which may result from fluctuations in the price of the common shares.

  SRT and its subsidiaries shall assume no responsibility as regards the tax consequences that participation in the Plan will have for a key employee or director of SRT or any of its subsidiaries, and such persons are responsible for payment of all taxes incurred in relation to the exercise of options and urged to consult their own tax advisors in that regard.

  The Plan and any option granted under the terms of the Plan shall be governed and interpreted according to the laws of the Province of Quebec and the laws of Canada applicable therein.

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Exhibit 4.19